Exhibit 107.1

Calculation of Filing Fee Tables

S-8

(Form Type)

Coursera, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.00001 par value per share
		To be issued under the Coursera, Inc. 2021 Stock Incentive Plan	457(h), 457(c)	7,095,302	7,095,302(2)	$132,682,147.40	$0.0000927	$12,299.64
		To be issued under the Coursera, Inc. 2021 Employee Stock Purchase Plan	457(h), 457(c)	1,419,060	1,419,060(3)	$22,555,958.70	$0.0000927	$2,090.94
Carry Forward Securities
	Total Offering Amounts					$155,238,106.10		$14,390.58
	Total Fees Already Paid
	Total Fee Offsets
	Net Fee Due							$14,390.58

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933 (the “Securities Act”), this registration statement also covers any additional securities that may be offered or become issuable under the Coursera, Inc. 2021 Stock Incentive Plan (the “Stock Plan”) or the Coursera, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)

Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purposes of calculating the registration fee, based on the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on February 24, 2022.

(3)

Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on February 24, 2022. Pursuant to the ESPP, the purchase price of common stock will be at least 85% of the lower of the fair market value of the common stock on the first trading day of the offering period or on the exercise date.